UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 23, 2011

WESTMORELAND COAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	001-11155	23-1128670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9540 South Maroon Circle, Suite 200, Englewood, CO 80112

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (855) 922-6463

2 North Cascade Avenue, 2nd Floor, Colorado Springs, CO 80903

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 23, 2011, Westmoreland Coal Company (the “Company”), through a wholly-owned subsidiary, entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Chevron Mining, Inc., a Missouri corporation (“Seller”), pursuant to which the Company has agreed to purchase from Seller the Kemmerer surface coal mine, associated processing facilities and other related real and personal property assets located in Kemmerer, Wyoming (the “Assets”).

Under the terms of the Purchase Agreement, the aggregate consideration to be paid by the Company to Seller at the closing of the transaction is $179.0 million plus working capital, subject to certain adjustments set forth in the Purchase Agreement. The total cash consideration to be paid for the Assets will be equal to $179.0 million less certain liabilities to be assumed by the Company at closing, including retiree medical benefits for current and prospective union employees, the underfunded portion of the union pension and certain reclamation obligations.

The Purchase Agreement contains customary representations and warranties, covenants and other terms and conditions to closing, including certain required third-party consents relating to the assignment of key contracts. The closing is expected to occur as soon as possible following receipt of such consents. The Purchase Agreement may be terminated at any time prior to the closing, as follows: (a) by mutual written consent of the parties; (b) by either party, if the closing of the transaction has not occurred on or before April 15, 2012, provided, however, that such date shall be extended for a maximum of 90 days at the election by notice of either party solely as necessary to obtain approvals required under the Purchase Agreement; or (c) by either party if the other party fails or refuses to consummate the transaction in accordance with the terms of the Purchase Agreement or is in breach of any of its representations or warranties under the Purchase Agreement.

In addition, the Purchase Agreement may be terminated by the Company if, despite commercially reasonable efforts, it is unable to consummate a financing of debt securities on or before April 15, 2012. In such a scenario, the Company shall pay to the Seller a termination fee of $4.0 million.

There can be no assurance that the transactions contemplated by the Purchase Agreement will be consummated or that the anticipated benefits of the transaction will be realized.

Item 7.01. Regulation FD Disclosure

In accordance with General Instruction B.2. of Form 8-K, the following information, including Exhibit 99.1, shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such a filing.

On December 27, 2011, the Company issued a press release announcing its plan to acquire the Kemmerer Mine. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 8.01. Other Information

On November 19, 2011, a fire occurred at Unit 3 of Xcel’s Sherburne County Generating Plant (the “Plant”), which has historically purchased approximately 50% of the tonnage sold from our Absaloka Mine. Xcel is actively investigating the fire and has indicated that Unit 3 will be down for an extended period of time. Westmoreland Resources, Inc., which runs the Absaloka Mine, has insurance coverage for this type of an event and has submitted a notice of loss to its insurance carriers related to the fire, including a claim under its business interruption coverage. The financial impact of the Plant fire on the Company, if any, cannot be accurately predicted at this time.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 27, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: December 27, 2011	By:	/s/ Kevin Paprzycki
Kevin Paprzycki
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated December 27, 2011